Exhibit 99.1

Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

News Release
Media Contact:	Lauren C. Steele
Senior VP - Corporate Affairs
704-557-4551
Investor Contact:	James E. Harris
Senior VP - Shared Services & CFO
704-557-4582

FOR IMMEDIATE RELEASE	Symbol: COKE
May 8, 2012	Quoted: The NASDAQ Stock Market (Global Select Market)

Coca-Cola Bottling Co. Consolidated Reports First Quarter 2012 Results

CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated (NASDAQ: COKE) today announced it earned $4.6 million, or basic net income per share of $.50, on net sales of $377.2 million for the first quarter of 2012, compared to net income of $5.9 million, or basic net income per share of $.64, on net sales of $359.6 million for the first quarter of 2011. The results for the first quarter of 2012 included a $0.7 million increase in income tax expense due to recording of valuation allowance for certain deferred tax assets. The results for the first quarter of 2011 included $0.4 million of after-tax losses ($0.7 million on a pre-tax basis) due to mark-to-market adjustments on fuel and aluminum hedges.

On a comparable basis, the Company earned $5.5 million in the first quarter of 2012, or comparable basic net income per share of $.60, versus $6.4 million in the first quarter of 2011, or comparable basic net income per share of $.69.

The following table reconciles reported GAAP net income and basic net income per share to comparable net income and basic net income per share for the first quarter of 2012 and 2011:

	First Quarter
	Net Income		Basic Net Income Per Share
In Thousands, Except Per Share Amounts	2012	2011	2012	2011

Reported net income (GAAP)	$4,565	$5,913	$0.50	$0.64

Net loss on fuel & aluminum hedges, net of tax	—	396	—	0.04
Valuation allowance for certain deferred tax assets	701	—	0.08	—
Other income tax changes	211	62	0.02	0.01

Total	912	458	0.10	0.05

Comparable net income (a)	$5,477	$6,371	$0.60	$0.69

(a)

This non-GAAP financial information is provided to allow investors to more clearly evaluate operating performance and business trends for the first quarters of 2012 and 2011. Management uses this information to review results excluding items that are not necessarily indicative of ongoing results.

J. Frank Harrison, III, Chairman and CEO, said, “We are pleased with our solid revenue growth in the first quarter which was driven by higher volume and increased pricing. We have an outstanding team that continues to find new and innovative ways to bring value to our customers and grow our business. We are also very pleased to see the trend from the prior year of positive share swing continue in the first quarter of 2012.”

William B. Elmore, President and COO, added, “Our first quarter results reflect strong revenue and gross margin growth with the value and drug channels leading the way. We continue to see positive results from new packaging including the 12.5-ounce bottle in the convenience channel and our 1.25-liter package. Lower than expected cost increases in certain raw material costs also helped drive gross margin growth for the quarter. The gross margin growth in the first quarter was generally offset by higher costs for labor and benefits as well as higher fuel costs for our delivery fleet. We have continued our focus on improving our supply chain to mitigate the cost increases we have seen in both raw material and operating costs.”

Cautionary Information Regarding Forward-Looking Statements

Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements regarding the challenges we face in 2012, including higher costs for labor and benefits, delivery fleet fuel costs, our continued focus on finding ways to bring value to our consumers and grow our business, our positive results from new packaging, our lower than expected cost increases in certain raw material costs and our continued focus on improving our supply chain to mitigate certain cost increases.

These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in our top customer relationships; changes in public and consumer preferences related to nonalcoholic beverages; unfavorable changes in the general economy; miscalculation of our need for infrastructure investment; our inability to meet requirements under beverage agreements; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident claims costs; sustained increases in the cost of employee benefits; product liability claims or product recalls; technology failures; changes in interest rates; the impact of debt levels on operating flexibility and access to capital and credit markets; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; legislative changes affecting our distribution and packaging; adoption of significant product labeling or warning requirements; additional taxes resulting from tax audits; natural disasters and unfavorable weather; global climate change or legal or regulatory responses to such change; issues surrounding labor relations; bottler system disputes; our use of estimates and assumptions; changes in accounting standards; impact of obesity and health concerns on product demand; public policy challenges regarding the sale of soft drinks in schools; the impact of volatility in the financial markets on access to the credit markets; the impact of acquisitions of bottlers by their franchisors; and the concentration of our capital stock ownership. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended January 1, 2012 under Part I, Item 1A “Risk Factors” as well as those additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.

—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In Thousands (Except Per Share Data)

	First Quarter
	2012	2011

Net sales	$377,185	$359,629
Cost of sales	221,591	210,468

Gross margin	155,594	149,161
Selling, delivery and administrative expenses	136,961	129,982

Income from operations	18,633	19,179
Interest expense, net	9,071	8,769

Income before income taxes	9,562	10,410
Income taxes	4,467	3,941

Net income	5,095	6,469
Less: Net income attributable to noncontrolling interest	530	556

Net income attributable to Coca-Cola Bottling Co. Consolidated	$4,565	$5,913

Basic net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$0.50	$0.64

Weighted average number of Common Stock shares outstanding	7,141	7,141

Class B Common Stock	$0.50	$0.64

Weighted average number of Class B Common Stock shares outstanding	2,073	2,051

Diluted net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$0.49	$0.64

Weighted average number of Common Stock shares outstanding – assuming dilution	9,254	9,232

Class B Common Stock	$0.49	$0.64

Weighted average number of Class B Common Stock shares outstanding – assuming dilution	2,113	2,091